Exhibit 10.5

[*****] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED CARRYING AGREEMENT

THIS AMENDED AND RESTATED CARRYING AGREEMENT dated 10/29/2020 (the “Agreement”) is between DRIVEWEALTH, LLC, a broker-dealer registered with the SEC and a member of FINRA (“DriveWealth”), and ML WEALTH, LLC a SEC registered investment advisor (“Company”).

The Parties entered into that certain Carrying Agreement dated August 14, 2018 and any amendments thereto (the “Original Agreement”), and desire to amend and restate the Original Agreement in its entirety.

This Agreement sets forth the terms and conditions under which DriveWealth shall provide execution and clearing services, on a fully disclosed basis, to Company. DriveWealth shall provide such execution and clearing services only to the extent required by this Agreement and shall not be responsible for any duties or obligations not specifically allocated to DriveWealth by this Agreement.

Company and DriveWealth (each a “Party” and, collectively, “Parties”) agree as follows:

1.	Definitions. Capitalized terms shall have the following meanings as used in this Agreement. Terms in the singular shall include the plural and vice versa:

“Account” means the account of a Customer introduced by Company and accepted by DriveWealth, and carried by DriveWealth on a fully-disclosed basis on behalf of Company.

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, that directly or indirectly, controls, is controlled by, or is under common control of a party.

“Applicable Law” means, as it pertains to each Party, all provisions of federal, state and local laws; the rules, regulations, constitution, by-laws and stated policies of FINRA, the SEC, and any other securities exchange, association, or self-regulatory organization (“SRO”) vested with authority over the Parties and the Transactions contemplated herein. DriveWealth, in its discretion, may submit this Agreement to FINRA for review and approval in order to remain compliant with the Applicable Law.

“Approved Securities List” means those Securities that are approved by DriveWealth and that are available on the DriveWealth Platform.

“Authorized Persons” means any individual authorized by Company to provide Instructions to DriveWealth.

“Authorized Signatory” means any individual authorized to sign on behalf of Company for matters arising under this Agreement which may require a signature.

“Business Day” means any day Monday through Friday (New York time), excluding federal holidays in the United States and any day on which banking institutions and stock market exchanges in the United States are required by law or other government action to close.

“Clearing Deposit” means funds deposited by Company at DriveWealth to cover obligations which may arise from the clearance of Accounts.

“Company Platform” means the introducing brokerage services and technology offered by Company, or an Affiliate of Company, to Customers.

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“Confidential Information” means all data and information submitted by one Party to the other Party under the terms of this Agreement including, without limitation, Non-public Personal Information as that term is defined within the SEC’s Regulation S-P. Confidential Information shall not include information, technical data or know-how which: (i) was in the possession of, or demonstrably known by, the Receiving Party prior to its receipt from the Disclosing Party; (ii) is in the public domain at the time of disclosure, not as a result of any inaction or action of the Receiving Party; (iii) is approved for release by the Disclosing Party in writing; or (iv) is independently developed by the Receiving Party without reliance on or use of the Confidential Information. “Confidential Information” includes the fact of this Agreement and the terms and conditions hereof.

“Corporate Action” means any tender offer, exchange offer, rights offering, or other corporate event related to a Security which would require a notification to an Eligible Shareholder.

“Customer” means the Account holder introduced by Company and accepted by DriveWealth.

“DriveWealth Platform” means the non-introducing brokerage services and technology offered by DriveWealth, or an Affiliate of DriveWealth, to Company.

“Effective Date” means the date of this Agreement as stated in the introductory clause.

“Eligible Shareholder” means the owner of a Security who is entitled to receive notice of a Corporate Action.

“Fees” mean all costs, charges, fees, and other obligations of Company for services performed by DriveWealth under this Agreement. All Fees will be reflected in U.S. Dollars.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Instructions” mean the instructions given by Company and its Authorized Persons to DriveWealth regarding matters under this Agreement.

“Intellectual Property Rights” means any or all of the following in the world: (a) patents (including design patents) and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (b) rights in trademarks, service marks, trade names, corporate names, service names, symbols, logos, trade dress, packaging design, slogans, internet domain names, uniform resource locators, and other similar identifiers of origin, in each case whether or not registered, and any and all common law and any applicable moral rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith, (c) published and unpublished works of authorship whether or not copyrightable, whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights therein, and any applications and registrations therefor and (d) trade secrets, know-how and other information of a confidential nature, (e) mask work rights and (f) other similar intellectual property rights and/or proprietary rights.

“Invoice Start Date” means the date that Fees will begin being charged to Company. The applicable provision for the Invoice Start Date is included in section 23.2.

“Master Trading Account” is the account established at DriveWealth in the name of the Company through which the Company will submit all trades for execution.

“Order” means an Instruction provided for the purchase or sale of a Security.

“Platforms” means either the Company Platform or the DriveWealth Platform as applicable.

“RIA” means a SEC Registered Investment Advisor.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Security” means a security offered through the DriveWealth Platform.

“Service Completion Date” means the date that DriveWealth concludes providing services to Company and Customers as contemplated under this Agreement.

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“Service Level Agreement (SLA)” means DriveWealth’s Service Level Agreement, which is attached hereto as Exhibit C.

“Super Account Administrator” means the individual responsible for credentialing Authorized Persons to DriveWealth.

“Transaction” means a trade executed in an Account for the purchase or sale of a single Security.

2.	Representations, Warranties, and Covenants

2.1.	Company represents, warrants, and covenants, as follows:

2.1.1.	Company is a limited liability company duly organized and in good standing under the laws of Delaware, USA. Company maintains a principal place of business at 30 West 21st Street, 9th Floor, New York, NY 10010.

2.1.2.	Company is and shall remain an investment advisor registered and in good standing with the SEC (CRD# 289521/SEC#: 801-111640).

2.1.3.	Company has all the requisite legal authority to enter into and perform this Agreement and to retain the services of DriveWealth in accordance with the terms of this Agreement. The execution and delivery of this Agreement by Company and the consummation of the transactions contemplated hereby by the Parties have been duly authorized by Company.

2.1.4.	Company is and shall remain in material compliance with Applicable Law.

2.1.5.	Company has disclosed to DriveWealth every material suit, arbitration, investigation, inquiry or proceeding pending against it or any Affiliates, officers, or directors by any court, arbitrator, or Regulatory Authority related to the services and transactions contemplated by this Agreement. Company will notify DriveWealth promptly of any such action that would materially and adversely affect Company’s ability to fulfill its obligations hereunder.

2.1.6.	Company shall promptly notify DriveWealth in writing if any of the foregoing cease to be true and accurate at any time.

2.2.	DriveWealth represents, warrants and covenants as follows:

2.2.1.	DriveWealth is a limited liability company duly organized and in good standing under the laws of the state of New Jersey, United States. DriveWealth maintains a principal place of business at 97 Main Street, 2nd Floor, Chatham, NJ 07928.

2.2.2.	DriveWealth is and shall remain a broker-dealer duly registered with the SEC pursuant to Section 15 of the Exchange Act and a member in good standing with FINRA (CRD#: 165429/SEC#: 8-69161).

2.2.3.	DriveWealth has all the requisite authority whether arising under applicable federal or state law, or the rules and regulations of any SRO, to enter into and perform this Agreement and to provide the services in accordance with the terms of this Agreement. The execution and delivery of this Agreement by DriveWealth and the consummation of the transactions contemplated hereby by the Parties have been duly authorized by DriveWealth.

2.2.4.	DriveWealth is and shall remain in material compliance with Applicable Law.

2.2.5.	DriveWealth has disclosed to Company every material suit, arbitration, investigation, inquiry or proceeding pending against it or any Affiliates, officers, or directors by any court, arbitrator, or Regulatory Authority. DriveWealth will notify Company promptly of any such action that would materially and adversely affect DriveWealth’s ability to fulfill its obligations hereunder.

2.2.6.	DriveWealth shall promptly notify Company in writing if any of the foregoing cease to be true and accurate at any time.

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3.	Scope of Securities and Accounts Cleared Pursuant to this Agreement

3.1.	Approved Securities List. DriveWealth will only execute and clear trades for Securities included on the Approved Securities List. Any changes to the Approved Securities List will be promptly reflected on DriveWealth’s website and within its APIs.

3.2.	Additions. Company may request that securities be added to the Approved Securities List. DriveWealth will use best efforts to honor requests for additions but maintains sole discretion as to whether to add securities to the Approved Securities List.

3.3.	Modifications; Removals. If a Security is removed from the Approved Securities List, DriveWealth will limit Transactions in that particular Security to the liquidation of positions only. DriveWealth will not be responsible for any losses resulting from a Security being removed from the Approved Securities List.

4.	Nature of Relationship

4.1.	Territories. This Agreement contemplates Company’s offering in the United States of America. Additional jurisdictions may be added at a later date subject to the Parties’ mutual discussions and the completion of all due diligence requirements. Terms may vary with respect to new jurisdictions based on a consideration of all relevant factors.

4.2.	Company’s Relationship with Customer. Company shall provide all introducing advisory services to Customers, including acting as a custodying RIA under Applicable Law. Company is providing a discretionary, advisory, product and will place trades on behalf of its Customers. Company will be responsible for all suitability obligations as it relates to Transactions and investment strategies in Accounts.

4.3.	DriveWealth’s Relationship to Customers. DriveWealth shall provide all non-introducing brokerage services to Accounts and Customers. All Customers must agree to the terms of DriveWealth’s Customer Account Agreement in order to establish an Account.

4.4.	Relationship of the Parties. Nothing contained in the Agreement, and no activity hereunder, creates a general or limited partnership, association, joint venture, branch, or fiduciary relationship between DriveWealth and Company. DriveWealth is acting as a provider of execution, clearance, settlement, and custody services for Company, and not directly for any Customer or any other person, with respect to the Accounts. Neither Party may hold itself out as an agent of the other Party or its Affiliates, nor employ the other Party’s name in any manner that could create the impression that the relationship created or intended between them is anything other than that of clearing broker and Company. This Agreement between the Parties is not a substitute for any agreements that either Party is required to execute with the Customer pursuant to its Applicable Law.

4.5.	Non-Exclusive Arrangement. This Agreement is nonexclusive. The Parties are not restricted from dealing with other companies and organizations with respect to offering similar or equivalent services as are the subject of this Agreement.

4.6.	Activities not Undertaken.

4.6.1.	DriveWealth provides no tax, legal, or investment advice of any kind, nor does DriveWealth give advice or offer opinions with respect to the nature, potential value, or suitability of any Securities Transaction or investment strategy.

4.6.2.	DriveWealth has no responsibility or duty to monitor Company’s activities and supervision of Customer Accounts to verify Company’s compliance with its Applicable Law. DriveWealth has no responsibility for monitoring or enforcing Company’s Agreements with Customers.

4.7.	Use of Name and Logo. Each Party consents to the other Party’s use of its name and logo for the purposes of partner lists (which may be published on its website, in hardcopy materials, and displayed in office facilities).

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4.8.	Publicity. Each Party shall not issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated by this Agreement (to the extent not previously publicly disclosed or made in accordance with this Agreement) without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed) in order to allow such Party with a reasonable opportunity to review and comment on the release or announcement in advance of its issuance. Notwithstanding anything to the contrary in this section 4.8, each Party may make statements in response to questions by the press, analysts, investors, business partners, and persons at industry conferences, provided that such statements are consistent with previous press releases, public disclosures, and generally known facts.

5.	Opening and Approving New Accounts

5.1.	Master Trading Account. Company will establish a Master Trading Account at DriveWealth in the name of the Company. All trading on behalf of Customers will be conducted through the Master Trading Account. Company agrees to keep current its Master Trading Account Application. Company shall be responsible for maintaining an up-to-date listing of those individuals that are authorized to provide Instructions to DriveWealth and will notify DriveWealth if an individual is no longer an authorized person for purposes of providing Instructions.

5.2.	Customer Accounts. All Accounts will be fully-disclosed to DriveWealth. No Account will be established at DriveWealth without DriveWealth’s approval. Only retail Customers (individuals) will be permitted to establish Accounts, which shall be in their own name. All Customers will be required to complete all applicable DriveWealth forms and agreements, including a limited power of attorney, which: (i) authorizes Company to place trades on behalf of Customers, and; (ii) authorizes DriveWealth to deduct Company fees from Accounts pursuant to Customers’ agreements with Company. DriveWealth reserves the right to reject any Customer Account application for any reason whatsoever. Company will be responsible for identifying the Account type designation at onboarding, and maintaining the appropriate designation for all Accounts on an ongoing basis.

5.3.	[*****]

5.4.	Closing or Liquidating Accounts. DriveWealth reserves the right to take any action related to an Account including, but not limited to, closing the Account, liquidating assets in an Account, or otherwise restricting the Account’s activity if DriveWealth, in its reasonable discretion, deems such action necessary to remain compliant with Applicable Law or determines that there is a reasonable risk-based justification for doing so. Absent such circumstances, DriveWealth will only close, suspend or restrict any Account where instructed by the Customer or Company.

6.	Acceptance of Orders.

6.1.	Company Acceptance. Company is responsible for the acceptance of all Orders to the Company Platform pursuant to Applicable Law. Company is solely responsible for recommendations, advice, and solicitations it may render as it relates to the suitability of Transactions and investment strategies in Customer Accounts.

6.2.	DriveWealth Acceptance. DriveWealth is responsible for accepting Orders and Instructions sent from the Company Platform to the DriveWealth Platform pursuant to Applicable Law. DriveWealth reserves the right to not accept an Order or Instruction if necessary to remain compliant with Applicable Law or if DriveWealth, in its reasonable discretion, determines that there is a reasonable risk-based justification for doing so.

7.	Transmission of Orders for Execution

7.1.	Order Transmission. All Orders will be affected through the Company’s Master Trading Account and will be automated via the Company Platform to the DriveWealth Platform. Company is responsible for performing any necessary checks to ensure that the Customer has sufficient funds prior to the transmission of the Order. DriveWealth is authorized to comply with and rely upon any Orders, Instructions or communications sent from the Company Platform to the DriveWealth Platform. DriveWealth’s understanding of any Instruction or communication shall be deemed controlling (whether given or received by DriveWealth) unless done in bad faith, notwithstanding any discrepancy between such understanding and any subsequent confirming document and/or communication.

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7.2.	Cancellations; Erroneous Reports: Company understands and agrees that: (i) when it places a request to cancel an order, the cancellation of that order is not guaranteed and will only be cancelled if the request is received by the market center to which the order was routed and matched with the order to be canceled before it is executed; and (ii) except to the extent it affects any rights or liabilities under this Agreement, Company is not entitled to any erroneous report of an execution and any reporting or posting errors, including errors in reporting or posting execution prices, will be corrected to reflect what actually occurred in the marketplace.

7.3.	Rebalancing Schedule: To the extent applicable, Company will notify DriveWealth of its rebalancing schedule and any changes to that regular schedule, so that DriveWealth can adequately service periods of higher demand.

8.	Execution of Orders

8.1.	Execution. DriveWealth shall provide all execution services for Orders which are successfully received from the Company Platform to the DriveWealth Platform. DriveWealth will act in either a principal or riskless principal capacity with respect to fulfilling the fractional share components of a Transaction. DriveWealth will act in an agent capacity with respect to the full share component of a Transaction. DriveWealth reserves the right to not execute a Transaction if necessary to remain compliant with Applicable Law or if DriveWealth, in its reasonable discretion, determines that there is a reasonable risk-based justification for doing so.

8.2.	Best Execution. DriveWealth shall comply in all respects with “best execution” on all Orders executed through the DriveWealth Platform pursuant to Applicable Law. DriveWealth, in its sole discretion, will make Order routing decisions to achieve best execution.

8.3.	Outside Acceptance. All Orders must be executed through the DriveWealth Platform, except those processed to correct an error. In the event that the DriveWealth Platform is down (i.e. electronic systems issue), DriveWealth will accept Orders outside of the DriveWealth Platform, provided that such Orders are received by phone during U.S. market trading hours from Authorized Persons. DriveWealth will not accept written Orders of any kind. DriveWealth will not accept or execute Orders directly from Customers.

8.4.	Allocations. Company will utilize DriveWealth’s managed account APIs to instruct DriveWealth how to allocate Securities to Accounts. Company will inform DriveWealth of its intended allocation schedule. DriveWealth is authorized to conduct allocations to Accounts pursuant to Company’s Instructions. DriveWealth shall make allocations and release or deposit money or Securities to or for Accounts only upon Company’s Instructions. DriveWealth may, with notice to Company: (i) refuse to confirm a Transaction or cancel a confirmation; (ii) reject a delivery or receipt of Securities or money; (iii) refuse to clear a trade executed by Company; or (iv) refuse to execute a trade for the Account of a Customer or submitted in the Master Trading Account.

8.5.	[*****]

9.	Extension of Credit. This Agreement does not contemplate DriveWealth extending Customers credit. In the event that this section becomes applicable, then the Parties will be required to execute an addendum to this Agreement, prior to offering any extension of credit, which details the responsibilities of the Parties and compliance with the Applicable Law. Nothing in this Agreement obligates or otherwise requires DriveWealth to make available margin trading to Company.

10.	Receipt and Delivery of Funds and Securities

10.1.	Payment/Delivery. DriveWealth shall perform cashiering functions for Accounts, including receipt and delivery of Securities; receipt and payment of funds owed by or to Customers; and provision of custody for Securities and funds. Company shall provide DriveWealth with the data and documents that are necessary or appropriate to permit DriveWealth to perform its obligations under this section 10.1.

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10.2.	Safekeeping of Custodied Assets: In connection with maintaining custody of funds and Securities on deposit in the Accounts, DriveWealth shall be responsible for the safekeeping of all cash and Securities received by it pursuant to this Agreement; provided, however, that DriveWealth shall not be responsible for any funds or Securities delivered by Company until such funds or Securities are actually received by DriveWealth or deposited in good deliverable form in Accounts maintained by DriveWealth. A payment received by DriveWealth shall not constitute payment until it has been paid and the proceeds are actually received and finally credited to an account maintained by DriveWealth without any subsequent charge back.

10.3.	Automated Clearing House (“ACH”) Transfers. To the extent that Company establishes Accounts that can be funded via ACH transfers, then Company must establish an account with a DriveWealth-approved ACH verification service provider to authenticate ACH transfers to DriveWealth. DriveWealth will rely on the ACH Instructions provided by Company to process the Transfers. Company will be responsible for all fees associated with failed ACH transfers.

11.	Obligations Regarding Certain Disclosures. Company shall make any disclosures and obtain any agreements or consents from the Customers which are required by Applicable Law, including, without limitation, any disclosures or agreements required for margin, Account transfers or conversions. The cost of making such disclosures or obtaining such agreements or consents shall be borne by Company. Notwithstanding the foregoing, DriveWealth shall reasonably ensure that any confirmations, Account statements and any other documents that DriveWealth is obligated to send pursuant to this Agreement to any such Customers will include any disclosures required by Applicable Law.

12.	Preparation and Delivery of Confirmations and Statements. DriveWealth is responsible for preparation of Securities Exchange Act Rule 10b-10-compliant confirmations and their transmission to Customers. DriveWealth will provide Company electronic access to copies of all confirmations. DriveWealth will provide Customers with a statement of account in conformance with FINRA Rule 2231.

13.	Maintenance of Books and Records. Both DriveWealth and Company are responsible for the preparation and maintenance of their own books and records as required by their Applicable Law. DriveWealth takes no responsibility for preparing or maintaining any records of Company, and Company takes no responsibility for preparing or maintaining any records of DriveWealth. DriveWealth shall maintain as part of its books and records those reports requested by and supplied to Company. DriveWealth may furnish copies of its books and records to Company’s designated examining authority (“DEA”) (or if none, to its appropriate regulatory agency or authority), upon request by such regulatory agency as part of its obligations under Section 17(a) of the Securities Exchange Act of 1934.

14.	Monitoring of Accounts

14.1.	Supervision of Activity. Company and DriveWealth will each be separately responsible for compliance with Account monitoring requirements to which each is respectively subject under Applicable Law, including AML and OFAC requirements.

14.2.	Investment Advisory Accounts. Company is advising, recommending, and/or soliciting Transactions or investment strategies to Customers. Company will be responsible for all suitability obligations as it relates to Transactions and investment strategies in Accounts. DriveWealth has no requirement to monitor Company’s activities for Company’s compliance with its Applicable Law, including considering the suitability of Transactions and investment strategies in Customer Accounts. Company will promptly notify DriveWealth if its authority over Accounts changes.

14.3.	Requested Information. Each Party agrees to provide the other Party with information reasonably requested by the other Party to conduct any investigation with respect to the Accounts or trading activity in order for that Party to remain complaint with its Applicable Law.

15.	Reports and Exception Reports. DriveWealth will provide Company with access to the back office set of APIs which will enable Company to generate a number of reports which are made available to assist Company in supervising and monitoring activity conducted via the Company Platform. DriveWealth also offers customizable reporting features subject to additional costs (see, Exhibit B).

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16.	Customer Complaint Reporting and Customer Notification. Company authorizes and instructs DriveWealth to forward promptly any written Customer complaint received by DriveWealth regarding Company and/or its associated persons relating to functions and responsibilities allocated to Company under this Agreement to Company and, as applicable, Company’s appropriate regulatory agency or authority. Further, Company authorizes DriveWealth to notify the Customer, in writing, that DriveWealth has received the complaint, and the complaint has been forwarded to Company.

17.	Financial Responsibility Rules/SIPA. DriveWealth shall provide custody services in respect of funds and Securities on deposit in accordance with the Applicable Law. All introduced Customers are the Customers of Company except as provided under the Securities Investor Protection Act (“SIPA”) and Securities and Exchange Commission financial responsibility rules, wherein the Customers shall be considered customers of DriveWealth. Nothing in this Paragraph will otherwise change or affect the provisions of this Agreement which provide that the Account remains Company’s customer for all other purposes, including but not limited to, supervision, suitability, and indemnification as required by Company’s Applicable Law.

18.	Data and Technology

18.1.	Definition. For purposes of this Section “Data and Technology” means any data (including, without limitation, market data), information, technology, connectivity, software, hardware, data processing systems, networks, electronic order entry, routing or execution systems, integration and ongoing support or any services provided by DriveWealth to Company in connection with this Agreement. Company understands that portions of such Data and Technology provided by DriveWealth may be owned by, provided by, or otherwise subject to rights, conditions or limitations imposed by third parties (“Third-Party Providers”).

18.2.	Monitoring of Data & Technology. DriveWealth maintains its Data and Technology in accordance with its SLA. DriveWealth represents that, to the best of DriveWealth’s knowledge, Third-Party Provider’s Data and Technology is accurate, reliable, and up-to-date. DRIVEWEALTH MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY SUCH DATA AND TECHNOLOGY OR ANY INFORMATION OR DATA TRANSMITTED OVER SYSTEMS AND NETWORKS PROVIDED AS PART OF THE DATA AND TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING PERFORMANCE, ACCURACY, ACCESSIBILITY, COMPLETENESS, TIMELINESS, ADEQUACY, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. DriveWealth will notify Company as soon as is practicable if it has knowledge of, or reason to believe, that a particular Data and Technology from a Third-Party Provider available on the DriveWealth Platform has an error or defect. DriveWealth is responsible for monitoring Data and Technology offered through the DriveWealth Platform for any errors, defects, and inaccuracies in accordance with its SLA.

18.3.	Market Data: Company may choose to utilize DriveWealth to obtain market data, subject to additional costs. The type of market data feed appropriate for Company will depend on various business and regulatory factors including, but not limited to, whether Company is a registered Broker or Investment Advisor, and the intended use of the quote. DriveWealth will work with Company to determine the type(s) of feed(s) available and/or required based on Company’s product offering. To the extent that Company utilizes market data provided by DriveWealth, Company understands that DriveWealth does not guarantee the timeliness, sequence, accuracy, or completeness of market data or any other market information or messages. DriveWealth shall not be liable in any way for inaccuracies in market data feeds from Third-Party Providers due to: (i) inaccuracy, error, delay, or omission; (ii) nonperformance; or (iii) interruption of any such data, information, or message due either to any negligence act or omission by the Third-Party Provider or to any force majeure, technical, hardware, or software malfunctions, lost or unavailable network connections, or failed incomplete or delayed computer transmissions or any other cause. To the extent that Company does not utilize market data feed(s) provided by DriveWealth, then such feed(s) will be considered part of the Company Platform; Company remains solely responsible for maintenance and availability of the Company Platform.

18.4.	Lawful Purposes. Company agrees not to use the Data and Technology for any unlawful purpose or for any purpose in violation of this Agreement. Company explicitly understands that any use of Data and Technology provided by DriveWealth is restricted to, and to be used exclusively for the benefit of, Accounts in contemplation of this Agreement. Providing or offering the use of such Data and Technology to, or for the benefit of, any non-DriveWealth Account is grounds for DriveWealth to immediately terminate this Agreement under Termination for Default.

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18.5.	Baseline and Rights Limits. DriveWealth will determine a “Baseline” based on Company’s product offering and usage of the Data and Technology and will review the Baseline on an ongoing basis to account for growth in Company’s business, and usage during higher demand periods that may require throttling of DriveWealth’s systems. If DriveWealth observes system usage that is grossly outside the anticipated Baseline then DriveWealth reserves the right to temporarily suspend or block use of the Data and Technology to verify the accuracy of the usage. DriveWealth will not be responsible for Customer losses that occur during any period where the use of Data and Technology is temporarily suspended or blocked in accordance with this paragraph. Actions taken under this section 18.5 will not be factor into system uptime under the SLA.

18.6.	The Company Platform. Company is solely responsible for maintenance of the Company Platform. From time to time, DriveWealth may reasonably request Company to make a change to the Company Platform in order for the Parties to remain regulatory compliant or to reasonably address efficiencies in the integration of the Company Platform to the DriveWealth Platform. Company agrees that it will work with DriveWealth in good faith to make such changes in the accordance with timelines as may be agreed to based on the nature and reason for such request.

19.	Service Level Agreement (“SLA”). The DriveWealth Platform is supported by the services provided by DriveWealth Technologies LLC. A copy of DriveWealth Technologies LLC’s current SLA is attached as Exhibit C.

20.	Corporate Actions Processing. DriveWealth will send notices regarding proxies, tender offers, exchange offers, rights offers, and other corporate events (collectively, “Corporate Actions”) to Eligible Shareholders. Company agrees to cooperate with DriveWealth in order for DriveWealth to provide such Corporate Action processing including obtaining updated Customer information, where necessary. Where Company has authority to act, Company agrees that it shall be responsible for timely notifying DriveWealth of all Instructions related to Corporate Actions. In order for DriveWealth to act, it must receive Company’s written Instructions no later than 12 p.m. Eastern Standard Time at least two (2) Business Days prior to the last scheduled date that an Eligible Shareholder may provide an election. Absent DriveWealth’s timely receipt of such written Instructions prior to its specified cut-off date, DriveWealth shall not be liable for failure to take any such action.

21.	Legal Actions. To the extent permissible under the Applicable Law, each Party agrees to promptly notify the other Party in writing of any legal or regulatory investigation or action taken or threatened against it that is reasonably related to the services provided pursuant to this Agreement and such Party’s ability to perform its obligations hereunder.

22.	Taxes. DriveWealth will withhold tax from Accounts and prepare annual tax forms for Accounts as required by the Applicable Law in the U.S.

23.	Clearing Execution Charges and Fees

23.1.	[*****]

23.2.	[*****]

23.3.	[*****]

23.4.	Collection Services. If applicable, DriveWealth will charge and collect the commissions, markups, and other expenses (collectively, “Commissions”) charged by Company to Customers on behalf of Company. Such collection services will be conducted and authorized pursuant to Company’s Instructions and Company’s agreements with Customers. Company may amend its Commission Instructions periodically by providing written Instructions to DriveWealth. DriveWealth will only be required to make such changes to the extent that the Commission charges are within the usual capabilities of DriveWealth’s data processing and operations systems. DriveWealth may implement new Commission Instructions in such a way as it may deem necessary to avoid disruption of its normal operating capabilities. DriveWealth may refuse to provide the collection services under this section 23.4 if it reasonably believes that Instructions do not comply with Applicable Law. DriveWealth will net collected sums against the Fees owed to DriveWealth under this Agreement.

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24.	Clearing Deposit

24.1.	Clearing Deposit. Company shall make a Clearing Deposit with DriveWealth, in the amount stated in Exhibit A, prior to DriveWealth accepting Accounts. DriveWealth does not acquire or maintain an ownership interest in the Clearing Deposit. The Clearing Deposit will be made into a brokerage account held at DriveWealth for the purpose of covering trading errors caused by Company and other items mutually agreed to by the Parties. The Clearing Deposit will accrue interest at the prevailing interest rate earned on the account at the depository institution. The amount of the Clearing Deposit shall be reviewed on an ongoing basis to determine if the Clearing Deposit is appropriate based on an overall evaluation of the Company’s business. DriveWealth reserves the right to require that Company increase its Clearing Deposit based on this evaluation and will provide Company reasonable notice and time to make such additional deposits. Alterations to the Clearing Deposit will be documented in a written amendment to this Agreement.

24.2.	Use of Clearing Deposit. If DriveWealth needs to cover expenses incurred due to Trading Errors or for other valid reasons as determined by DriveWealth and agreed to by Company, DriveWealth can withdraw funds from the Clearing Deposit as part of the terms and conditions of this Agreement. If DriveWealth is required to withdraw funds from the Clearing Deposit due to a Trading Error, or other valid reasons, Company must provide additional funds to return the Clearing Deposit to the full amount agreed to in this section within thirty (30) days.

24.3.	Return of Clearing Deposit. The Clearing Deposit shall remain on deposit for thirty (30) calendar days, with such thirty-day period commencing five (5) Business Days after the date of the initial transfer of Customer Accounts (and not on the date that notice of termination is given by either Party). Upon the conclusion of such thirty-day period, DriveWealth shall remit, pay and deliver the Clearing Deposit to Company, less any amounts due to DriveWealth from Company pursuant to this Agreement and less any amounts DriveWealth deems, in agreement with Company, appropriate for its protection from any claim or proceeding of any type either pending or threatened. If any legal action or proceeding is not commenced with respect to any such pending or threatened claim within a reasonable time after the Service Completion Date of this Agreement (not to exceed 120 days), any amount withheld by DriveWealth from the Clearing Deposit with respect to such claim shall be promptly paid and delivered to Company.

25.	Pricing Services. To the extent that DriveWealth provides values of and pricing information with respect to Securities to Company, DriveWealth is authorized to utilize generally recognized pricing services (including, without limitation, brokers, dealers and market makers). DriveWealth shall not be liable or responsible for, or be under any duty to inquire into, nor be deemed to make any assurances or warranties with respect to, the accuracy or completeness of such values or information.

26.	Information to be provided

26.1.	Compliance with Applicable Law: Company agrees to provide DriveWealth with any information that DriveWealth may reasonably request in connection with this Agreement to comply with its Applicable Law, internal investigations, and due diligence requirements. Company agrees to assist DriveWealth in obtaining such information from Customers as is necessary.

26.2.	Regulatory or Self-Regulatory Examinations: Company agrees to notify DriveWealth of the results of any regulatory or self-regulatory examinations.

26.3.	[*****]

26.4.	[*****]

26.5.	Authorized Signatories. In conjunction with executing this Agreement, Company will provide DriveWealth a listing of Authorized Signatories at the firm who are authorized to sign on behalf of Company on all matters concerning operation of the Agreement for which DriveWealth may require a signature including, but not limited to, Security transfer requests, corporate actions and payment processing. DriveWealth will not facilitate any clearing, execution, and settlement activities under this Agreement without first being in receipt of this listing from Company. Company is responsible for all consents provided by its Authorized Signatories. Company will immediately notify DriveWealth in writing upon the occurrence of any event which results in a change and/or revocation to Authorized Signatories, pursuant to the notice requirements contained in section 36 of this Agreement.

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27.	Cyber Security

27.1.	Acceptable Industry Protocols. Each Party has implemented cyber security policies and procedures in line with acceptable industry standards and its Applicable Law to protect Customer Account information. Each Party will notify the other Party if there are material changes to its cyber security and system security access practices.

27.2.	Cyber Security Incidents. In the event that a cyber security incident cause by a Party’s Platform puts Customer Account information at risk including, but not limited to, Distributed Denial of Service (“DDoS”) attacks, account intrusions, and loss of Personally Identifiable Information (“PII”), the responsible Party will take the following actions:

27.2.1.	Immediately notify the other Party upon its confirmation that its Platform was subject to a cyber security incident to allow the other Party to take reasonable efforts on its end to contain the cyber security threat and provide any notification as required under Applicable Law.

27.2.2.	Conduct a post mortem review of the issue and provide the other Party with a summary of the post mortem review and the steps taken to contain and remediate the cyber security threat.

28.	Indemnity; Limitations of Liability

28.1.	Responsibility for Proceedings. Each Party shall be solely and exclusively responsible for any and all proceedings, causes of action, investigations, claims, losses, liabilities, awards, settlements, damages and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) relating to or arising from such Party’s (or its employees’) violation of the Applicable Law, unless such violation is solely attributable to the gross negligence, willful misconduct, fraud or bad faith of the other Party or its employees.

28.2.	Indemnification.

28.2.1.	In consideration of the services and functions provided hereunder, each Party (the “Indemnifying Party” or “A”) shall indemnify and hold the other Party, its parent, affiliates and subsidiaries, and each of their officers, directors, members, employees and agents (the “Indemnified Parties,” or “B”) harmless from and against any and all Losses arising from: (i) any breach of this Agreement by A; (ii) any claim by a Customer of A when A is exclusively at fault; and (iii) the gross negligence, willful misconduct, fraud or bad faith of A, its officers, directors, employees, agents or affiliates; provided, however, that the indemnity provided by this section shall not inure to the benefit of any Indemnified Party if such Losses resulted proximately from the gross negligence, willful misconduct, fraud or bad faith of any such Indemnified Party.

28.2.2.	In addition, Company and its Affiliates agree to indemnify and hold DriveWealth, its parent, affiliates and subsidiaries, and each of their officers, directors, members, employees and agents, completely harmless from and against any and all Losses related to any Customer claim for actions taken pursuant to section 8.5 where DriveWealth reasonably acts pursuant to Company’s Instructions.

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28.3.	Commencement of Action. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this section, notify the Indemnifying Party in writing of the commencement thereof, but the omission to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under the indemnity agreement contained in this section or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from an Indemnifying Party, the Indemnifying Party will be entitled to participate in and, to the extent that it shall elect, jointly with all other Indemnifying Parties similarly notified, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded (on the basis of the advice of counsel to it) that a conflict may arise between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Parties which are inconsistent with or additional to those available to the Indemnifying Party, the Indemnified Party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of written notice from the Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election so to assume the defense of such action and approval by the Indemnified Party of counsel, the Indemnifying Party will not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless: (i) the Indemnified Party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel approved by the Indemnifying Party, representing all of the Indemnified Parties who are parties to such action); (ii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Indemnifying Party; or (iii) the employment of such counsel shall have been authorized in writing by the Indemnifying Parties in connection with the defense of such action.

28.4.	Indemnifying Party. No Indemnifying Party shall settle any proceeding with any express or implied admission of guilt or wrongdoing on the part of the Indemnified Party without such Party’s written consent. No Indemnifying Party under this section shall be liable for any settlement of any proceeding affected without its written consent, and no Indemnified Party may seek indemnification under this section with respect to any proceeding it has settled without such written consent.

28.5.	Limitation of Liability.

28.5.1.	For Transactions where DriveWealth acts as the executing broker, DriveWealth shall have no liability to Company or to any of Company’s Customers for any loss or damage suffered by an Account with respect to the execution, clearance and/or settlement of any Transaction, with the exception of any omissions that create a breach of this Agreement and any conduct that is grossly negligent, willful, fraudulent or done in bad faith on the part of DriveWealth or of its officers, directors or employees when acting within the scope of their employment with respect to the services provided by DriveWealth under this Agreement. The amount of any such liability shall be limited to: (i) the difference between the purchase or sale price at which the Order was executed and the price at which it would have been executed but for the error; and (ii) reasonable costs (legal or otherwise) incurred by Company in remediating the error.

28.5.2.	In no event shall any Party be responsible to the other Party, any Customer, or any other person for indirect, special, incidental, punitive or consequential damages arising from or relating to any actual or alleged failure by a Party to perform the functions or provide the services required by this Agreement, regardless of whether the Party has been advised of or might otherwise have anticipated the possibility of such damages. Each Party’s sole responsibility and liability for any actual or alleged failure by the Party shall be to the other Party and, notwithstanding anything to the contrary in this Agreement, that Party shall have no liability whatsoever for any Losses that are not finally determined by an arbitral panel or court of competent jurisdiction to have been caused by its own gross negligence, willful misconduct, fraud or bad faith.

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28.5.3.	Each Party remains responsible for the activities conducted on its respective Platform. Each Party shall have no liability to the other Party, or to any Customers, for any Losses suffered by a Party, or an Account, where such Loss was caused by failures originating from the other Party’s Platform.

28.5.4.	Each Party acknowledges and agrees that this Agreement significantly limits the liability of the other Party and that such limitation is fair and reasonable in light of the limited responsibilities of the other Party, and the amounts payable to the other Party under this Agreement.

29.	Confidentiality & Intellectual Property Rights

29.1.	Maintenance of Confidentiality. Each Party agrees to maintain the confidentiality of the Confidential Information using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar Confidential Information (provided, however, that such procedures shall be commercially reasonable) and shall not, directly or indirectly: (i) transfer or disclose any Confidential Information to any third party, except as where necessary to perform such Party’s obligations under this Agreement, and provided that such third party is subject to confidentiality provisions; (ii) use any Confidential Information other than as contemplated under this Agreement; or (iii) take any other action with respect to Confidential Information inconsistent with the confidential and proprietary nature of such information. In the event that either Party or their respective directors, officers, employees, consultants or agents are requested or required by legal or regulatory process to disclose any of the Confidential Information of the other Party, the Party required to make such disclosure shall, to the extent permitted by the Applicable Law, give prompt written notice to the other Party so that the other Party may seek a protective order or other appropriate relief. In the event that such protective order is not obtained, the Party required to make such disclosure shall disclose only that portion of the Confidential Information that its counsel advises that it is legally required to disclose. Each Party agrees to notify the other promptly in writing should it become aware of the possession or use of Confidential Information or any portion thereof by any person not authorized by this Agreement.

29.2.	Intellectual Property Rights. All Intellectual Property Rights shall remain under the ownership of the respective Party and are not to be conveyed to the other Party of this Agreement. The Parties shall use reasonable efforts to preserve, protect, and keep confidential all Intellectual Property rights of the other Party.

29.3.	Injunctive Relief. Each Party acknowledges that the remedy at law for any breach or threatened breach of its obligations under this section would be inadequate. Each Party agrees that the other Party is entitled to seek injunctive relief or other equitable relief in the event of any such breach or threatened breach.

29.4.	Return of Materials. Upon expiration or termination of this Agreement, each Party will promptly return or at the other Party’s request destroy all documents, Confidential Information, and Intellectual Property of the other Party, except to the extent that such documents must be retained to satisfy auditing or regulatory requirements. If requested by the other Party, each Party will provide the other Party with written certification of compliance with the provisions of this section.

30.	Term and Termination

30.1.	Term. The Agreement shall have an initial term of three (3) years (the “Initial Term”) commencing on the Effective Date. This Agreement shall automatically renew for subsequent one (1) year terms (“Renewal Term(s)”), unless either Party provides notice as per this Agreement.

30.2.	Early Termination Fee. If Company elects to terminate this Agreement during the Initial Term, then Company will be subject to an early termination fee as detailed in Exhibit A. For the avoidance of doubt, Company will not be subject to an early termination fee if Company terminates this Agreement pursuant to Termination for Default whereby DriveWealth is the Defaulting Party.

30.3.	Non-Renewal. Either Party may elect to not renew this Agreement by providing at least sixty (60) days written notice prior to the commencement of a Renewal Term. This Agreement may be terminated at an earlier time if mutually agreed to by the Parties in writing.

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30.4.	Termination for Default. Either Party may, at its option, terminate this Agreement, at any time, if: (i) the other party (“Defaulting Party”) is in material violation of its obligations under this Agreement; (ii) the non-Defaulting Party provides the Defaulting Party with notice that states the nature of the default in reasonable details and requests that Defaulting Party cure the default within fifteen (15) calendar days; and (iii) the default is not cured within fifteen (15) calendar days after receipt of such notice, or the default cannot be cured. If the non-Defaulting Party elects to terminate the Agreement pursuant to this section, such termination will be deemed “Termination for Default.” The following are grounds for Termination for Default: (a) a receiver, liquidator or trustee of either party, or any of its property, is appointed by court order and such order remains in effect for more than thirty (30) days; or either party is adjudicated bankrupt or insolvent; or any of its property is sequestered by court order and such order remains in effect for more than thirty (30) days; or a petition is filed against either party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation of law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing; or (b) Either party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against under such law; or (c) Either party makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of Either party, or of any part of its property; or (d) Either party shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue to be remedied for a period of thirty (30) days after written notice to either party specifying the failure and demanding that the same be remedied; or (e) an act of gross negligence by either party; or (f) any representation, warranty or covenant made by either party shall prove to be false or misleading at any time in any material respect.

30.5.	Effect of Termination.

30.5.1.	Upon the termination of this Agreement, each Party shall remove all references to the other Party’s name, branding and content from its website, marketing, and other print or promotional materials.

30.5.2.	Each Party shall promptly return or destroy (with certification of destruction) all Confidential Information, Intellectual Property, documents, manuals and other materials stored in any form or media (including but not limited to electronic copies) belonging to the other Party, except as may be otherwise provided in this Agreement or required by Applicable Law. Notwithstanding the foregoing, each Party shall only be required to use its commercially reasonable efforts to remove, erase or destroy any Confidential Information stored in automatic electronic archival systems.

30.5.3.	Each Party will be responsible for performing its responsibilities as set forth under this Agreement through the Service Completion Date; provided, however that Company will remain responsible for all obligations incurred and due under this Agreement, including Fees, through the Service Completion Date, or as otherwise mutually agreed by both Parties in writing.

31.	Dispute Resolution

31.1.	Good Faith Negotiations. The Parties shall negotiate in good faith to settle all disputes and controversies which may arise between the Parties concerning the interpretation of this Agreement, or any matter arising under this Agreement, as initial recourse. If the dispute or difference cannot be settled in good faith between the Parties within thirty (30) Business Days from the Parties’ being on notice of the dispute, then either Party may elect to seek arbitration, at which point the dispute or difference shall be submitted to the Dispute Resolution of FINRA and conducted in accordance with the FINRA Code of Arbitration Procedure.

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31.2.	Pre-Dispute Arbitration Agreement. It is agreed that any dispute or controversy arising out of or relating in any way to this Agreement shall be submitted to arbitration before the Dispute Resolution of FINRA, shall be conducted in accordance with the FINRA Code of Arbitration Procedure, and shall be held in the state of New Jersey. Arbitration must be initiated by service upon the other Party of a written demand for arbitration or notice of intention to arbitrate. Judgment upon any award rendered by the arbitrator may be entered in any court, federal or state, with jurisdiction over the Parties. By executing the agreement, the Parties agree to the following: (i) The Parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which the claim is filed; (ii) Arbitration awards are generally final and binding; a Party’s ability to reverse or modify an arbitration award is limited; (iii) The ability to obtain documents, witness statements, and other discovery is generally more limited in arbitration than in court; (iv) The arbitrators do not have to explain their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least twenty (20) days prior to the first scheduled hearing date; (v) The panel of arbitrators will typically include a minority of arbitrators who are or were affiliated with the securities industry; (vi) The rules of the arbitration forum impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court; (vii) The Rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement; (viii) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class action who has not opted out of the class with respect to any claims encompassed by the putative class action until: (a) the class certification is denied; (b) the class is decertified; or (c) a Party is excluded from the class by the court; and (ix) Forbearance to enforce the agreement to arbitrate shall not constitute a waiver of any rights under this agreement.

31.3.	Obligations to Continue During Dispute. For the avoidance of doubt, the existence of a dispute will not relieve either Party from the requirement to perform its obligations under this Agreement generally and, notwithstanding the dispute, each Party will continue to perform its obligations under this Agreement to the maximum extent possible (having regard to the nature of the dispute).

32.	Force Majeure. Neither Party shall be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its control, including, without limitation, acts of God, acts of government in its sovereign or contractual capacity, acts of public enemies or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, earthquakes, fire, flood, quarantine restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

33.	Entire Agreement. This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior discussions, understandings, and agreements or courses of dealing between the Parties with respect to the subject matter included in this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but when taken together shall constitute one and the same agreement.

34.	Survival. Sections 22, 23, 24, 28, 29, 30, 31, 35 will survive the termination of this Agreement.

35.	Miscellaneous

35.1.	Third-Parties: This Agreement is between the Parties hereto and is not intended to confer any benefits on third-parties including, without limitation, Customers.

35.2.	Successors and Assigns: This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any “successor” of DriveWealth, and any such successor shall be deemed substituted for all purposes of DriveWealth under the terms of this Agreement. As used in this section, the term “successor” means any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, or otherwise, acquires all of substantially all, or control of all or substantially all, of the assets or the business of DriveWealth. Company may not assign this agreement to any successor without the prior written consent of DriveWealth. Any purported assignment of this Agreement without such prior written consent shall be void.

35.3.	Governing Law: The construction and effect of every provision of this Agreement, the rights of the parties hereunder shall be subject to the law of the State of New Jersey, without regard to its conflict of laws principles.

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35.4.	Captions: Captions used in this Agreement are for convenience and reference purposes only and shall not be construed so as to affect the substantive meaning of the text hereof.

35.5.	Construction: This Agreement and all its terms and conditions have been fully reviewed by the Parties. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party.

35.6.	Validity: If any provision of the Agreement should become inconsistent with the Applicable Law, such provision(s) shall be deemed to be modified to the extent necessary to comply therewith. If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, governmental authority or SRO, such invalidity or unenforceability shall attach only to such provision or condition and only to the extent of such invalidity or unenforceability. The validity of the remaining provisions and conditions shall not be affected, and this Agreement shall continue, and any such invalid or unenforceable provision or condition shall be deemed modified to the extent necessary to be deemed valid and enforceable.

35.7.	Modification and Waiver: This Agreement may not be modified and none of its provisions may be waived, except by a writing signed by both Parties. Both Parties agree that: (i) no employee of the other Party who is not an officer of the other Party, irrespective of his or her general powers, shall have authority to modify this Agreement or waive any of its provisions, either orally or in writing; and (ii) no course of dealing between the Parties nor any waiver in any one or more instances shall be deemed a waiver in any other instance. Under no circumstances may the Parties agree to oral modifications of any terms of this Agreement.

36.	Notices. Except as otherwise provided in this Agreement, all notices, Instructions, consents, directions, requests or other communications (“Notices”) required to be given under this Agreement shall be in electronic form and shall be effective upon receipt by the other Party. Either Party may change its contact information for notices by giving written notice of the new contact information to the other Party. All Notices shall be delivered as follows:

[*****]

[Space intentionally left blank. Signature page follows.]

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THE PARTIES have executed this Agreement as of the Effective Date by their duly authorized representatives, who represent that they have the authority to bind their respective party.

This Agreement contains a pre-dispute arbitration agreement.

ML Wealth, LLC		DriveWealth, LLC

By:	/s/ Jon Stevenson	By:	/s/ Robert Cortright
Name (Printed):	Jon Stevenson	Name (Printed):	Robert Cortright
Title:	Head of Wealth Management	Title:	CEO
Date Signed:	10/29/2020	Date Signed:	10/29/2020

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EXHIBIT A

[*****]

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EXHIBIT B

[*****]

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EXHIBIT C

[*****]

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Exhibit D

[*****]

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